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                                                                   EXHIBIT 10.60

                          [ROSS TECHNOLOGY LETTERHEAD]

                                  May __, 1998

Mr. Jack W. Simpson, Sr.
ROSS Technology, Inc.
5316 Highway 290 West, Suite 500
Austin, Texas 78735

         Re:      Employee Retention and Severance Plan

Dear Jack:

         Per our discussions, ROSS Technology, Inc. is pleased to offer you the following benefits under its Employee Retention and Severance Plan. These benefits supplement the benefits you have under your employment agreement with the Company. This letter constitutes the "Individual Letter" referred to in the Plan.

         We have used some capitalized terms in this letter. Those terms have the meanings set forth in the Plan. A copy of the Plan can be obtained from the Human Resources Department.

         You will be entitled to receive a Retention Bonus of $350,000 upon the termination of your employment if you continue your employment with the Company through December 31, 1998 (or such other earlier date as the Company may otherwise terminate your employment without cause (as defined in your employment agreement) or you earlier quit for Good Reason or pursuant to Section 7.5.4 of your employment agreement). However, if your employment is terminated for cause, you will not receive the Retention Bonus.

         If you become entitled to receive the Retention Bonus described above, the Company will also extend the period of time set forth in Section 7.5.3 of your employment agreement during which the Company is required to fund the annuity specified in Section 5.3 of that agreement from May 21, 1999 to November 21, 1999 by making two additional quarterly payments.

         As a condition to receiving this Retention Bonus and the extended funding of your annuity, you will have to sign a release on a form provided by the Company, releasing any claims you may have against the Company. (You will, of course, still receive any severance payments or other benefits to which you may become entitled under your employment agreement as the result of the termination of your employment.) A copy of the form of release is included with this letter as Exhibit A. Because the Age Discrimination in Employment Act applies to you, you will have twenty one days from the date you are presented with the release to decide whether to sign it and payment of any sums due you under this letter will occur eight days after you have executed the release and delivered it to the Company (which is when the release will become effective as to ADEA claims; the other waivers will be effective upon signing). This Retention Bonus and the extended funding of your annuity will not be subject to reduction for any amounts you receive under any subsequent employment.

         Assuming that cause for termination of your employment under your employment agreement does not otherwise exist, the Company has agreed that, if it has begun shutdown, dissolution, liquidation or other similar proceedings, it will terminate your employment without cause on or prior to December 31, 1998 (unless you otherwise agree to an extension), which will trigger Section 7.3 of your employment agreement. The intention of this is to encourage you to remain with the Company through these difficult times and to help maximize the value of the Company and its assets. You agree that the shutdown, dissolution or liquidation of the Company, by itself, will not constitute a termination of your employment without cause, or permit you to resign either for Good Reason or pursuant to Section 7.5.4 of your employment agreement.



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         This Retention Bonus and the extended funding of your annuity are subject to the terms and conditions of the Plan. This means, among other things, that your receipt of the Retention Bonus and the extended funding of your annuity is conditioned on your refraining from disclosing any confidential material or information of the Company, and your compliance with any confidentiality policies of the Company and with the terms of any confidentiality agreements you have entered into with the Company. The Company may sue you because you disclose, or to prevent your disclosure of, confidential material or information.

         The Plan is a welfare benefit plan within the meaning of the Federal Employee Retirement Income Security Act of 1974 ("ERISA"). This letter constitutes the Summary Plan Description required under ERISA. This letter merely summarizes the detailed and technical provisions of the Plan. In the event of a conflict between this letter and the Plan, the terms and provisions of the Plan will control. You may obtain a copy of the Plan from the Human Resources Department. Attached to this letter is an Exhibit B describing your rights under ERISA. The Plan contains a claims procedure and an arbitration provision.

                                                Very truly yours,

                                                -------------------------------
                                                Fred T. May
                                                Chairman of the Board

AGREED TO AND ACCEPTED:


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Name

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Date




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